Exhibit 10.2

NOVANTA INC.
2010 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Novanta Inc., a company organized under the laws of the Province of New Brunswick, Canada (together with any successor thereto, the “Company”), pursuant to its 2010 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock (as defined in the Plan) upon vesting of such Restricted Stock Unit. This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A [and the Additional Terms for Participants Providing Services Outside the United States attached hereto as Exhibit D] (the “Restricted Stock Unit Award Agreement”) and the Plan, each of which are incorporated herein by reference.

Participant:	[____]
Total Number of Restricted Stock Units:	[____]
Vesting Schedule	[____]

Participant agrees not to disclose the terms of this Grant Notice to any entity or person unless the Company agrees to such disclosure in advance and in writing; provided that Participant may, without such permission, (a) make such disclosures as are required by applicable law, including disclosures to taxing agencies and pursuant to federal or state securities law, and (b) disclose the terms of this Grant Notice to his or her attorney(s), accountant(s) and tax advisor(s), as reasonably necessary, and to members of his or her immediate family; provided, further, that Participant instructs such person(s) that the terms of this Grant Notice are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Award Agreement, this Grant Notice, that certain Employee Patent and Proprietary Information Utilization, and Non-Solicitation Agreement in the form attached hereto as Exhibit C (the “Employee Agreement”). Participant has reviewed the Restricted Stock Unit Award Agreement, the Plan, this Grant Notice and the Employee Agreement in their entirety and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Award Agreement, the Plan, the Employee Agreement, and if Participant is providing service outside of the United States, Exhibit D “Additional Terms for Participants Providing Service Outside the United States”. Participant shall sign and return a written copy of the Employee Agreement to the Company as soon as practicable following [DATE]. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

NOVANTA INC.: By: Print Name: Title: Address:	PARTICIPANT: By: Name: Address:

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

NOVANTA INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Novanta Inc., a company organized under the laws of the Province of New Brunswick, Canada (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Novanta Inc. 2010 Incentive Award Plan, as amended from time to time (the “Plan”).

Article 1.

General

1.1Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or the Plan. As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Article 13 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Participant if such Restricted Stock Units vest pursuant to Section 2.3 hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.

1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any conflict between the provisions of this Agreement and the Plan, the terms of the Plan shall control.

Article 2.

Grant of Restricted Stock Units

2.1Grant of RSUs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of [DATE] (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Article 13 of the Plan.

2.2Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a share of Common Stock on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3Vesting Schedule.

(a)Subject to Sections 2.3(b), 2.5 and 2.6 hereof, the RSUs awarded by the Grant Notice will, subject to Participant’s continued employment or services through the vesting date, vest and become nonforfeitable with respect to the RSUs on date(s) in accordance with the Vesting Schedule as specified in the Grant Notice (the “Vesting Date”, and such period between the Grant Date and the Vesting Date, the “Vesting Period”). Except as set forth in Section 2.3(b) or Section 2.5, unless otherwise determined by the Administrator, partial employment or service, even if substantial, during the vesting period will not entitle Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 2.6 hereof or under the Plan.

(b)Notwithstanding Section 2.3(a) hereof, the RSUs will become fully vested and nonforfeitable with respect to all shares of Common Stock covered thereby upon the date of Participant’s Termination of Service by the Company without Cause if such Termination of Service occurs on or within twelve (12) months following a Change in Control.  For purposes of this Agreement, “Cause” shall have the meaning of “Cause” (or similar term) set forth in Participant’s written employment or similar agreement or, if no such written employment or similar agreement (or no definition of “Cause” or similar term therein), shall mean (i) Participant’s willful failure to substantially perform his or her duties; (ii) Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board (or his or her supervisor); (iii) Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing Participant’s duties and responsibilities for the Company or any of its Subsidiaries.

2.4Consideration to the Company. As a condition precedent to the grant of the award of RSUs by the Company, Participant shall have executed and delivered to the Company an Employee Patent and Proprietary Information Utilization and Non-Solicitation Agreement (or similar agreement) in the Company’s then-applicable form. In further consideration of the grant of the award of RSUs by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without good cause, in accordance with applicable laws, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

2.5Certain Terminations. Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service by the Company without Cause (as defined below), a prorated portion of the then unvested RSUs subject to this Agreement will become fully vested and nonforfeitable with respect to all shares of Common Stock covered thereby (based on the ratio of the number of days of employment of Participant during the Vesting Period to the total number of days in the Vesting Period), and will be payable as set forth in Section 2.7.

For purposes of this Agreement, the Company shall have “Cause” to terminate Participant’s employment hereunder upon: (a) Participant’s willful failure to substantially perform Participant’s material duties (other than any such failure resulting from Participant’s disability or

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any inability to engage in any substantial gainful activity that could reasonably be expected to result in disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure, (b) Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of Participant’s supervisor, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure, (c) Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (d) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Participant’s duties and responsibilities under this Agreement or any employment agreement by and between the Company and Participant.

2.6Forfeiture. Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service for any reason other than by the Company without Cause, all then unvested RSUs subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled, as of the applicable termination date without payment of any consideration by the Company, and the Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.7Payment.

(a)To the extent the RSUs granted hereunder have become vested on or prior to the Vesting Date, the RSUs will be paid in shares of Common Stock as soon as administratively practicable on or after the Vesting Date but in no event later than sixty (60) days after such vesting date.

(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(c)Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant of RSUs or the issuance or delivery of shares of Common Stock. Such payment shall be made by deduction from other compensation payable to Participant or in the following other form of consideration:

(i)Cash or check;

(ii)With respect to any withholding taxes arising in connection with the distribution or other taxable event with respect to the RSUs (including the issuance or delivery of shares of Common Stock), with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested shares of Common Stock otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iii)With respect to any withholding taxes arising in connection with the distribution or other taxable event with respect to the RSUs (including the issuance or delivery of shares of Common Stock), with the consent of the Administrator, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable to Participant pursuant to the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale;

(iv)With respect to any withholding taxes arising in connection with the distribution or other taxable event with respect to the RSUs (including the issuance or delivery of shares of Common Stock), with the consent of the Administrator, surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery not greater than the aggregate amount required to be withheld based on the maximum statutory withholding rates in Participant’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes;

(v)In any combination of the foregoing.

The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of Participant resulting from the grant of the RSUs or the issuance of shares of Common Stock.

(d)In the event any tax withholding obligation arising in connection with the RSUs will be satisfied under Section 2.7(c)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Common Stock then issuable to Participant pursuant to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of the RSUs constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.7(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any shares of Common Stock in settlement of the RSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.7(c) if such delay will result in a violation of Section 409A.

(e)Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of shares of Common Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

2.8Conditions to Delivery of Common Stock. Subject to Section 11.4 of the Plan, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d)The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.

2.9Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 13.2 of the Plan.

Article 3.

Other Provisions

3.1Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2Grant is Not Transferable. During the lifetime of Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the RSUs have been issued, and all restrictions applicable to such shares of Common Stock have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4Adjustments Upon Specified Events. The Administrator may accelerate payment and vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Article 13 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Stock Units. Participant acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Article 13 of the Plan.

3.5Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar foreign entity.

3.6Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7Governing Law. The laws of the Commonwealth of Massachusetts shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities

Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and foreign and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.

3.10Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.11Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.13Section 409A (applicable to U.S. participants only). The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.14Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.15Account Administration. The Company may from time to time appoint a broker to administer the awards under the Plan. To the extent the Company appoints such a broker, Participant agrees that he or she shall, upon request by the Company, open an employee brokerage services account at such broker. In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 2.7(c)(ii) or Section 2.7(c)(iii): (A) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

3.16Additional Terms for Participants Providing Services Outside the United States. To the extent Participant provides services to the Company or a Subsidiary in a country other than the United States, the RSUs shall be subject to such additional or substitute terms as shall be set forth in Exhibit D attached hereto. If Participant relocates to one of the countries included in Exhibit D during the life of the RSUs, Exhibit D, including the provisions for such country, shall apply to Participant and the RSUs, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs and the shares of Common Stock issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

CONSENT OF SPOUSE

I, ____________________________, spouse  of _________________, have read and approve the foregoing Novanta Inc. Restricted Stock Unit Award Agreement (the “Agreement”). In consideration of issuing to my spouse the shares of the common stock of Novanta Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Novanta Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: _______________	_____________________________________ Signature of Spouse

EXHIBIT C
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

EMPLOYEE PATENT AND PROPRIETARY
INFORMATION UTILIZATION
AND NON-SOLICITATION AGREEMENT

This Employee Patent And Proprietary Information Utilization and Non-Solicitation Agreement is made by and between me and Novanta Inc., a company organized under the laws of the Province of New Brunswick, Canada (together with any of its subsidiaries and Affiliates as may employ me from time to time and their respective successors and assigns, the “Company”).

1.

Consideration. This Agreement is in consideration of the equity incentive award granted to me pursuant to that certain Restricted Stock Unit Award Grant Notice by and between the Company and me (together with any related documents referenced therein, the “RSU Agreement”) to which this Agreement is an exhibit, and other valuable consideration, to which I hereby acknowledge I would not otherwise be entitled, including my continued employment with the Company.

2.	Proprietary Information.

(a)I understand and agree that my employment with the Company may involve access to information, whether or not in tangible form, which is the exclusive property of the Company and which is not known generally by the public, and to information which is identified as proprietary and/or confidential by the Company or which I have reason to believe is being maintained in confidence, whether embodied in memoranda, manuals, drafts, letters, drawings or other documents, computer disks, tapes or other information storage devices or any other media (“Proprietary Information”). Proprietary Information includes, among other things, Inventions (as defined below), Third Party Information (as defined below), Records (as defined below), all plans regarding, and results, intermediate and final, of, the Company’s research activities in which I may participate or of which I may obtain knowledge during my employment, business, manufacturing and research methods, product designs and specifications, manufacturing procedures and tolerances, research tools, test procedures, prices and pricing formulae, cost and other financial information, customers’ special materials and product specifications and requirements, information concerning suppliers, sales records, sales reports, employee and personnel information and other human resources data, customer lists, customer contact reports, customer records, unreleased products and services, market analyses, technical notebooks, manuals and documentation, development plans, marketing and business plans, agreements with third parties, budgets, information regarding the skills and compensation of Company employees and contractors, and other non-public information regarding the Company available to me during the term of my employment. I agree to treat Proprietary Information as confidential both during my employment and thereafter and shall recognize and protect the property rights of the Company in its Proprietary Information.

(b)I agree that all materials or media containing Proprietary Information, whether created by me or others, which comes into my custody, possession or control, are the

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exclusive property of the Company to be used by me only in the performance of my duties for the Company. I will take all necessary steps to maintain the confidentiality of such information. I will not copy or remove such materials or media or copies thereof from the Company premises except in the pursuit of the business of the Company.

(c)I also agree to maintain in confidence information disclosed to the Company by third parties, whether or not in tangible form, which is identified as confidential or proprietary under a non-disclosure or confidentiality agreement or which I have reason to believe is being maintained in confidence, or which is information of the type that would be expected to be held in confidence, whether embodied in memoranda, manuals, drafts, letters, drawings or other documents, computer disks, tapes or other information storage devices or any other media (“Third Party Information”). I agree not to use Third Party Information except in the furtherance of my duties as an employee of the Company and consistent with the Company’s agreement with the applicable third party.

(d)I also represent and agree that I will not improperly use or disclose, in connection with my employment by the Company, information obtained from others, which I know to be confidential or proprietary, including information from prior employment or consulting arrangements. I further represent that my employment with the Company will not constitute a violation of any contractual agreement with a former employer or third party, including any agreement regarding that party’s confidential or proprietary information. I will not disclose to the Company, use in the performance of my work for the Company, or induce the Company to use, any Inventions, confidential or proprietary information, or other material belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights.

(e)I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.	Patents and Inventions.

(a)I assign to the Company, waive all claims to moral rights to, will hold for the Company’s exclusive benefit, and will confirm assignment of in writing without compensation, unless otherwise stipulated and required by law (e.g. the German employee invention law) , my entire right, title and interest in any inventions, discoveries, techniques, processes, devices, improvements, refinements, modifications, methods, ideas, concepts, know-how, trade secrets or Works of Authorship (as defined below) conceived, made and/or reduced to practice by me, either solely or jointly with others, and whether patentable or not (“Inventions”), during my employment with the Company and which fall within the scope of the Company’s actual or anticipated business or research and development, whether made within or outside of my usual work hours, and whether on or off Company premises (“Employee Inventions”). Notwithstanding the foregoing, I understand that this agreement does not require assignment of any Invention to the extent such Invention qualifies for protection under Section 2870 of the California Labor Code, Section 49.44.140 of the Revised Code of Washington, 765 Illinois Compiled Statutes 1060, Section 44- 130 of the Kansas Statutes, or Section 181.78 of the 2010 Minnesota

Statutes, the current text of each which is attached hereto as Attachment A (such laws, the “Invention Laws”). Inventions include, without limitation, software (in any form including source code and object code), algorithms, application programming interfaces (APIs), apparatus, circuit designs and assemblies, technical and business data, databases and data collections, designs, diagrams, documentation, Records, drawings, flow charts, formulae, gate arrays, materials, development plans, designs and brand elements, models, network configurations and architectures, photomasks, procedures, protocols, schematics, semiconductor devices, specifications, subroutines, techniques, test vectors, tools, user interfaces, developments and derivative works with respect to any of the foregoing, and any other forms of technology.

(b)I will make prompt and full disclosure of Employee Inventions to the Company and maintain records of creative or inventive activities related thereto (“Records”) and deliver the Records to the Company at termination of employment or as requested by the Company. In addition, I will promptly disclose to the Company all Inventions that I conceive, make, or reduce to specific form, either alone or jointly with others, during the period of my employment by the Company that I believe qualify under the Invention Laws, or any similar laws (each such Invention, a “Restricted Invention”). At the time of disclosure of a Restricted Invention I will provide to the Company in writing evidence to substantiate the belief that such Invention qualifies as a Restricted Invention. I understand that the Company will keep in confidence any non-public information disclosed in writing to the Company by me pursuant to this Agreement relating to Restricted Inventions.

(c)The term “Prior Inventions” shall mean any Inventions which I have, alone or jointly with others, conceived, developed or reduced to specific form or caused to be conceived, developed or reduced to specific form prior to the commencement of my employment with the Company that relate to the current or planned conduct of the Company. Without limiting my obligations under Paragraph 2(d), if I use a Prior Invention in the course of my employment or incorporate a Prior Invention in any product, service or other offering of the Company, to the extent permitted by applicable law, I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to make, use, sell, import, reproduce, distribute, modify, display, perform and sublicense such Prior Invention for the purpose of developing, manufacturing, marketing, selling, supporting, and distributing Company products, services, and other Company offerings worldwide either directly or through multiple tiers of distribution.

(d)During and after my employment with the Company, I will assist the Company, at the Company’s expense and without cost to me, in applying for, obtaining, perfecting, maintaining, enforcing, licensing, or transferring the Company’s rights in any and all countries with respect to Employee Inventions or other Inventions assigned by me to the Company, or which I am bound to assign to the Company (or any proprietary rights related thereto), and for that purpose, I will sign all documents which the Company may deem necessary or desirable. I understand the Company may provide, by mutual agreement, legal representation to me at the Company’s expense and without cost to me, concerning issues associated with litigation involving third parties regarding any Inventions, which become the subject of this Agreement. The mutual agreement by each of the Company and me regarding such legal representation will not be unreasonably withheld. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any documents which the Company may deem necessary or desirable in applying for, obtaining, perfecting, maintaining, enforcing, licensing or transferring the Company’s rights in any and all countries with respect to Employee Inventions or other Inventions assigned by me to the Company, or which I am bound to assign to the Company (or any proprietary rights related thereto), any executive officer of the Company shall be entitled to execute any such documents as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such documents on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Employee Invention or other Invention assigned by me to the Company, or which I am bound to assign to the Company (or any proprietary rights related thereto), under the conditions described in this sentence. I hereby waive and irrevocably assign to the Company any and all claims which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company under this Agreement.

4.

Works of Authorship. I acknowledge and agree that all writings or works of authorship, including, without limitation, software program codes and/or documentation (“Works of Authorship”), produced or authored by me in the course of performing services for the Company, together with any copyrights on those Works of Authorship, are “works made for hire” and the exclusive property of the Company. To the extent that any of the above-referenced Works of Authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by me to the Company of ownership of, and all rights of copyright in, such items, and the Company shall have the right to obtain in its own name rights of copyright, copyright registrations and similar protections which may be available in the Works of Authorship. I agree to give the Company at its expense all assistance reasonably required to perfect such rights, including the entitlement to execute necessary documents as my agent and attorney-in-fact, as described in Paragraph 3(d) above.

5.	Non-Solicitation; Non-Disparagement.

(a)I hereby agree that I shall not, at any time during the Restricted Period, directly or indirectly, either for myself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any customer or supplier of the Company to terminate its agreement or arrangement with the Company, or otherwise change its relationship with the Company, (ii) recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment or arrangement with the Company, or otherwise change his or her relationship with the Company, or (iii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the termination of my employment or who thereafter becomes employed by the Company.

(b)Upon termination of my employment, the Company shall instruct its then-current members of the Company’s board of directors (the “Board”), executive officers and authorized Company representatives speaking on behalf of the Company to not, except as required in connection with any legal dispute between the parties hereto or as required by applicable law or legal process, willfully make (or direct anyone else to make) any Disparaging remarks, comments or statements about me to any other person or entity. During the Restricted Period and thereafter, I shall not, except as required in connection with any legal dispute between the parties hereto or as required by applicable law or legal process, willfully make (or direct anyone else to make) any Disparaging remarks, comments or statements about the Company (including, without limitation, its directors, officers, agents, representatives, partners, members, equity holders or Affiliates) to any other person or entity. For purposes hereof, “Disparaging” written or oral remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(c)In the event the terms of this Paragraph 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Except with respect to employees whose principal place of business as of the date of termination of employment is California, any breach or violation by me of the provisions of this Paragraph 5 shall toll the running of the Restricted Period for the duration of any such breach or violation.

(d)For purposes of this Paragraph 5, (i) “Restricted Period” shall mean (A) with respect to employees whose principal place of business as of the date of termination of employment is California, (x) for the purposes of Paragraph 5(b)(ii), the period of employment with the Company and the one year period immediately after termination of employment for any reason and (y) for all other purposes under this Agreement, the period of employment with the Company and (B) with respect to employees whose principal place of business as of the date of termination of employment is any jurisdiction other than California, the period of employment with the Company and the one year period immediately after termination of employment for any reason, and (ii) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

6.

Company Documents. I agree that, upon the earlier of (a) a request by the Company and (b) the termination of my employment with the Company, I will deliver to the Company (and will not keep in my possession, reproduce or deliver to any third party) any and all Proprietary Information, Inventions, and other documents or property, or reproductions of any of the foregoing that belong to the Company (including, without limitation, any materials or media (or copies thereof) described in Paragraph 2(b)). I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment with the Company for any reason, I agree to sign and deliver the “Termination Certification” attached here to as Attachment B.
7.

Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer or any other party for whom I work about my rights and obligations under this Agreement.

8.

Duty of Loyalty. While employed by the Company, I agree to devote all of my business time, attention, skill and effort to the performance of my duties for the Company, and to promoting the interests and business of the Company, and I acknowledge that I owe a duty of loyalty to the Company and agree not to engage in, or contract with others to engage in, directly or indirectly, any business or other activity which is in competition with or may reasonably result in competition with the Company or which may result in other employees or other third parties terminating their relationships with the Company.

9.	Claw-Backs.

(a)In the event I breach any of my obligations under Paragraphs 2, 5(a), 5(b) or 5(c), as determined in good faith by the Board, I shall, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to Paragraph 13, or (iii) pursuant to the RSU Agreement, be required to pay to the Company an amount equal to all Financial Gain that I have received during the 12-month period immediately preceding (or at any time after) the date that I first breach such obligation(s). In addition all restricted stock units granted pursuant to the RSU Agreement (the “RSUs”) that have not become vested prior to the date of such breach shall thereupon be forfeited.

(b)For purposes of this Paragraph 9, “Financial Gain” with respect to any specified period of time shall mean the product of (i) the number of shares of common stock of the Company subject to the RSUs that first become vested during such period and (ii) the fair market value per share of common stock of the Company as of the date the RSUs first become vested, as determined by the Board in its good faith discretion.

10.

Affiliates of the Company. An Affiliate of the Company shall have the same rights as the Company under this Agreement and my obligations owed to the Company under this Agreement (including, without limitation, under Paragraph 5 hereof) shall be owed to its Affiliates in the same manner as they are owed to the Company. “Affiliates” of the Company shall mean (a) any Person directly or indirectly controlling, controlled by, or under common control with, the Company where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time and (b) any other parent, affiliated or related entity and/or direct or indirect subsidiary of the Company. This Agreement shall be binding on and inure to the benefit of the parties hereto, their legal representatives, successors and assigns; provided, that my obligations under this Agreement are personal and shall not be assigned.

11.

No contract of employment. I acknowledge and agree that this Agreement is not a contract of employment for any stated term. Accordingly, my employment can be terminated, without Cause or notice, at my option or the Company’s option. However, my execution of this Agreement and adherence to its provisions are a condition of my employment and continued employment. This Agreement supersedes and is hereby substituted for any and all existing agreements, either verbal or written, which I have entered into with the Company relating generally to the same subject matter.

12.

Governing Law, Forum and Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction. With respect to disputes and claims hereunder, each of the parties irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction sitting in Middlesex County, Massachusetts, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in any court of competent jurisdiction sitting in Middlesex County, Massachusetts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.

Employee Acknowledgement and Equitable Remedies. I acknowledge and agree that the restrictions and obligations contained in this Agreement are necessary for the protection of the business of the Company, and I consider these restrictions and obligations to be reasonable for such purpose. I agree that any breach of this Agreement by me is likely to cause the Company and its goodwill substantial and irrevocable damage, the exact amount of which will be difficult or impossible to ascertain, and that a breach of this Agreement would entail inevitable wrongful use or disclosure of Proprietary Information. Therefore, I agree that, upon receiving notice of any actual or threatened breach of this Agreement, the Company may seek relief in the form of specific performance, temporary or permanent injunctions or restraining orders, in each case which may mandate compliance with or prohibit violation of this Agreement, and I waive any requirement for the security or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available at law or in equity to the Company.

14.

Amendment; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The waiver by any party hereto expressed or implied, or any breach hereunder shall not be deemed a continuing waiver or consent to a subsequent breach. The failure of any party hereto at any time to require performance of any provision hereof shall in no way effect the right to require performance at any time thereafter. The waiver of any party to a breach of any provision hereof shall not be a waiver of the enforceability of such provision itself.

15.	Interpretation. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or, if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, unless otherwise provided in Paragraph 5(d), such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

16.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.
17.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. The provisions of this Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[signature page follows]

The parties have executed this Agreement on the first date set forth above:

NOVANTA INC.

Name:

Title:

Attachment A

Section 2870 of the California Labor Code

As of the date of this Agreement, Section 2870 of the California Labor Code is as follows:

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement1 purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 49.44.140 of the Revised Code of Washington

Signature Page to Employee Patent and Proprietary Information Utilization,

and Non-Solicitation Agreement

As of the date of this Agreement, 49.44.140 of the Revised Code of Washington is as follows:

(1)A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2)An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3)If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed [performed] by the employee for the employer.

765 Illinois Compiled Statutes 1060

As of the date of this Agreement, 765 Illinois Compiled Statutes 1060 is as follows:

(1)A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2)An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3)If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Section 44-130 of the Kansas Statutes

As of the date of this Agreement, Section 44-130 of the Kansas Statutes is as follows:

(a)Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)the invention results from any work performed by the employee for the employer.

(b)Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)the invention results from any work performed by the employee for the employer.

(d)Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

Section 181.78 of the 2010 Minnesota Statutes

As of the date of this Agreement, Section 181.78 of the 2010 Minnesota Statutes is as follows:

Subdivision 1.	Inventions not related to employment.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subd. 2.	Effect of subdivision 1.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subd. 3.	Notice to employee.

If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

Attachment B

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any records, data, software, equipment, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, technical notebooks, charts, materials, equipment, other documents or property, or copies or reproductions of any of the foregoing items belonging to Novanta Inc., its subsidiaries, affiliates, successors, or assigns (collectively the “Company”) or the Company’s customers, suppliers or business partners.

I further certify that I have complied with all the terms of the Company’s Employee Patent and Proprietary Information Utilization, and Non-Solicitation Agreement signed by me (the “Agreement”), including the reporting of any Inventions (as defined therein) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Proprietary Information (as defined therein) after the termination of my employment with the Company.

I further agree that, in compliance with the Agreement, for the Restricted Period (as defined in the Agreement), I have and will comply with the provisions of Paragraph 5 thereof.

Date:  ________________________

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

ADDITIONAL TERMS FOR PARTICIPANTS
PROVIDING SERVICES OUTSIDE THE UNITED STATES

This Exhibit D includes (i) additional terms and conditions applicable to a Participant who provides services to the Company outside the United States, and (ii) additional terms applicable to a Participant who provides services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Grant Notice and Exhibit A and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Grant Notice or Exhibit A, these terms and conditions shall prevail. Any capitalized term used in this Exhibit D without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or Exhibit A, as applicable.

For Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to Participant in certain of the countries identified in Article II below. Such information is subject to change and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. This information may not apply to Participant’s individual situation, and may not be current as of any particular date in the future. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.

Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to Participant’s individual situation.

ARTICLE I.

GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

1.General Acknowledgements and Agreements: Participant further acknowledges and agrees that:

(a)No Guarantee of Continued Service. THE VESTING OF THE RSUS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF PARTICIPANT CONTINUES AS A DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) TO THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR ANY

SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, IN COMPLIANCE WITH APPLICABLE LAWS NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.

(b)The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.

(c)The grant of the RSUs under the Plan is voluntary and occasional and does not give Participant any contractual or other right to receive RSUs or benefits in lieu of RSUs in the future, even if Participant has received RSUs repeatedly in the past.

(d)All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any RSUs may vest, will be at the sole discretion of the Company.

(e)Participant’s participation in the Plan is voluntary.

(f)The value of the RSUs is an extraordinary item of compensation that is outside of the scope of Participant’s directorship, consultancy or employment contract or relationship.

(g)The RSUs are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

(h)The RSUs shall expire, terminate and be forfeited upon Participant’s Termination of Services for any reason, except as otherwise explicitly provided in this Agreement and/or the Plan.

(i)The future value of the Shares that may be issued upon vesting of the RSUs is unknown and cannot be predicted with any certainty.

(j)If Participant is not an employee of the Company as of the Grant Date, the grant of the RSUs shall in no event be understood or interpreted to mean that the Company is Participant’s employer or that Participant has an employment relationship with the Company.

(k)No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the RSUs or any portion thereof. Participant irrevocably releases the Company, its parent(s) and Subsidiaries from any such claim. Such a claim will not constitute an element of damages in the event of a Termination of Services for any reason, even if the termination is in violation of an obligation of the Company or any Subsidiary, to Participant.

(l)Neither the Company nor any Subsidiary has provided Participant, and nor will they provide Participant, with any specific tax, legal or financial advice with respect to the RSUs, the Shares issuable upon vesting of the RSUs, this Agreement or the Plan. Neither the Company nor any Subsidiary is making nor have they made any recommendations relating to

Participant’s participation in the Plan, the receipt of the RSUs or the acquisition or sale of Shares upon vesting of the RSUs.

(m)Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon vesting of the RSUs (“Currency Exchange Risk”), and Participant hereby waives and releases the Company and its Subsidiaries from any claims arising out of Currency Exchange Risk.

(n)Participant agrees that it is Participant’s responsibility to comply, and Participant shall comply, with any and all exchange control requirements applicable to the RSUs and the sale of Shares issued upon vesting of the RSUs and any resulting funds including, without limitation, reporting or repatriation requirements.

(o)Neither the Company nor any Subsidiary is responsible for Participant’s legal compliance requirements relating to the RSUs or the ownership and possible sale of any Shares issued upon vesting of the RSUs, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from Participant’s local currency, the transfer of funds to or from the United States, and the opening and use of a United States brokerage account.

(p)If this Agreement, the Plan, any website or any other document related to the RSUs is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. Participant confirms having read and understood the documents relating to the Plan and the RSUs, including, without limitation, this Agreement, which were provided to Participant in English, and waive any requirement for the Company to provide these documents in any other language.

(q)Participant’s right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the effective date of Participant’s Termination of Service (whether or not in breach of local labor laws), or (2) the date Participant is no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under Applicable Laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the RSUs.

(r)To the extent Participant is providing services in a country identified in Article II of this Exhibit D, Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.

2.Consent to Personal Data Processing and Transfer. In addition to any Personnel Privacy notice Participant received in connection with Participant’s service with the Company: The Company, its Subsidiaries and their respective affiliates (the “Company Entities”) may hold, and by accepting the RSUs Participant consents to their holding, Participant’s personal information, including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”).

The Company Entities use the Data for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes (the “Purpose”).

The Company Entities may transfer, and by accepting the RSUs Participant consents to any such transfer of, the Data to other Company Entities, to certain third party entities to assist the Company Entities in the Purpose. The Company Entities may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence.

If Participant has any questions, or wishes to withdraw Participant’s consent to any activities described herein, Participant should contact Participant’s local talent management representative or the Company’s data protection officer. Please note that if Participant withdraws Participant’s consent, the Company may not be able to administer this Award, which may result in the cancelation of this Award.

Participant agrees that the Company Entities and third parties may process Data as described above, including transfer to and use in countries in which data protection laws may not be as protective as in Participant’s jurisdiction of residence.

ARTICLE II.

COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES

CHINA

Settlement of Restricted Share Units and Sale of Shares. The following provisions supplement Section 2.7 of the Agreement.

Sale of Shares May be Required. The Company may, in its sole discretion, require Participant to sell at, or any time following, vesting, the Shares Participant receives when Participant’s RSUs vest. Participant authorizes the Company or a brokerage firm designated by the Company to perform this transaction for Participant, and agrees that applicable commissions and fees due in connection with the sale may be deducted from Participant’s proceeds. Participant acknowledges that such Shares will be sold at prevailing market prices and waives any claim based on the timing of the sale or the price received for the Shares.

The award agreements for some restricted shares units granted to Participant in the past (if any), whether under the Plan or any other Company equity incentive plan (collectively, the “Prior RSUs”) may have required that whenever such Prior RSUs vest, all Shares issued as a result of such vesting must be sold. Participant agrees that, with respect to the Prior RSUs (if any), the Company or a brokerage firm designated by the Company may sell that number of Shares determined in accordance with this Agreement to satisfy any resulting tax withholding obligations of the Company when Prior RSUs vest and allow Participant to hold the remaining Shares, subject to compliance with these country provisions for China. The award agreements covering Participant’s Prior RSUs (if any) will be deemed amended to the extent necessary to reflect this paragraph.

If Sale of Shares is not Required at Vest. When Participant’s RSUs vest, if the Company does not require the immediate sale of the Shares Participant is entitled to receive, the Company may require that Participant retain those Shares in Participant’s account at a brokerage firm designated by the Company until Participant sells the Shares, even if Participant stops providing services for the Company or a Subsidiary.

Following Participant’s Termination of Services, the Company may restrict Participant’s ability to sell or transfer any Shares remaining in Participant’s account and sell those Shares at a time determined by the Company in its sole discretion. Participant agrees not to bring any claim against the Company, any Subsidiary or such brokerage firm designated by the Company (as applicable) based on the timing of any such sale or the price at which any such Shares are sold.

Without limiting the foregoing, all the Shares issued in respect of Participant’s RSUs or Participant’s Prior RSUs (if any) must be sold within six (6) months following Participant’s Termination of Services. The Company may, in its sole discretion, require Participant to sell at any time during this six (6)-month period, such Shares. Any Shares issued in respect of Participant’s RSUs or Participant’s Prior RSUs (if any) that remain in Participant’s account at a brokerage firm during the last two (2) weeks of such six (6)-month period may be automatically sold by such agent as designated by the Company during such two (2) week period, with the actual date of such sale determined by the Company or such agent in its sole discretion.

Neither the Company nor such agent will guarantee the sale price for any such sale and Participant shall be solely responsible for fluctuations in the value of the Shares until sale. The award agreements covering Participant’s Prior RSUs (if any) will be deemed amended to the extent necessary to reflect this paragraph.

Payment of Sale Proceeds. Participant understands and agrees that, pursuant to exchange control requirements in China, Participant may be required to repatriate to China the cash proceeds from the sale of the Shares issued upon the settlement of the RSUs and that the Company may be required to effect that repatriation through a special exchange control account established by the Company or a Subsidiary. Participant agrees that any proceeds from the sale of any Shares Participant acquires may be transferred to such special account prior to being delivered to Participant. Participant also understands that there may be significant delays in delivering the funds to Participant due to exchange control requirements in China and agree not to make any claim against the Company or any Subsidiary as a result of the amount of time it takes to deliver the funds to Participant.

Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to Participant in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Participant in local currency, the Company is under no obligation to obtain any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.

Further Actions. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

CZECH REPUBLIC

Exchange Control Information. The Czech National Bank may require Participant to fulfill certain notification duties in relation to the RSUs and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, Participant should consult Participant’s personal legal advisor prior to the vesting of the RSUs to ensure compliance with current regulations. It is Participant’s responsibility to comply with applicable Czech exchange control laws.

GERMANY

Insider Trading. By accepting the RSUs, Participant acknowledges that it may be subject to insider trading rules, which may affect the sale of Shares acquired upon vesting of the RSUs. German securities laws prohibit insider trading according to Article 14 of the Market Abuse Regulation (VO (EU) 596/2014) if the shares are traded, admitted or for which admission on trading has been requested on a trading venue in the European Union.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of dividends paid on such Shares, Participant must report by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.

Participants with tax nexus in Germany. Each Participant who is either (i) resident for tax purposes in Germany or (ii) otherwise subject to German income tax and/or social security contributions in respect of earnings received from the Company or any Affiliate shall be obliged to notify his or her employing entity (the “Employer”) of the granting, vesting or payment of RSUs. The Employer shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Employer, an amount sufficient to satisfy any Tax Liability required by law to be withheld including, without limitation, the authority to deduct such amounts from other compensation payable to the Participant by the Employer. A “Tax Liability” shall be any liability for income tax, wage tax, solidarity surcharge or social security contributions arising as a result of the RSUs or otherwise under this Agreement. The Participant understands that he may suffer adverse tax consequences as a result of the RSUs. Neither the Company nor the Employer or any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the granting, vesting or payment of the RSUs. The Company and its Subsidiaries do not commit and are under no obligation to structure the Plan to reduce or eliminate Participant’s tax liability. The Participant represents that they have had the opportunity to consult with any tax consultants they deem advisable in connection with the Plan and that they are not relying on the Company or the Employer for any tax advice. The Participant is relying solely on such advisors and not on any statements or representations of the Company, the Employer or any of their agents.

ITALY

Authorization to Release and Transfer Necessary Personal Information. The following supplements Section 2 of Part I of this Exhibit D.

Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan or for compliance or financial reporting purposes. Participant understands that pursuant to art.7 of D.lgs 196/2003, Participant has rights, including but not limited to, the right to access, delete, update, request the rectification of Participant’s Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of Participant’s Data, even though they are relevant to the purpose of collection. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative. If Participant requests that the Company cease processing Participant’s personal data, Participant must do so by writing to the Company’s Stock Administration Department, [Novanta Human Resources Department, 125 Middlesex Turnpike, Bedford, MA 01730], or sending an email to [rich.coose@novanta.com]. If Participant requests that the Company cease processing Participant’s Data, the Company will not be able to administer this award. Accordingly, if Participant requests that the Company cease processing Participant’s Data, this Award will be cancelled when Participant’s withdrawal is received.

Furthermore, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in art. 7 of D.lgs. 196/2003, Participant expressly and specifically consents according to art. 23 of D.lgs. 196/2033, to the processing of any Data as reported in the Plan and the Agreement, including the clauses “Consent to Personal Data Processing and Transfer” in Section 2 of Part I of this Exhibit D and “Authorization to Release and Transfer Necessary Personal Information” and further expressly and specifically consents, according to art. 43 and art. 44 of D.lgs. 196/2003 to the transfer of the Data, even sensitive data, in foreign Countries outside the European Union.

Exchange Control Information. Participant is required to report in Participant’s annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Participant are exempt from the formalities in clause (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Participant’s behalf.

JAPAN

No Registration. The RSUs will be offered in Japan by a private placement to small number of subscribers (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (“FIEL”), and accordingly, the filing of a securities registration statement pursuant to Article 4, Paragraph 1 of the FIEL has not been made, and such the RSUs may not be assigned or transferred by Participant.

Exchange Control Information. If a Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, such Participant must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the settlement of the RSUs. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

NETHERLANDS

By accepting the RSUs, Participant acknowledges that it is his or her responsibility to be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired upon vesting of the RSUs. In particular, Participant understands and acknowledge that (i) Participant has reviewed the summary of the Dutch insider trading rules and (ii) Participant may be prohibited from effecting certain transactions in Shares if Participant has insider information regarding the Company. Participant acknowledges and understands that he or she has been advised to read the discussion carefully to determine whether the insider rules could apply to Participant. If participant is uncertain whether the insider rules apply to Participant or his or her situation, Participant acknowledges that the Company recommends that Participant consult with a legal advisor. Participant acknowledges and agrees that the Company cannot be held liable if Participant violates the Dutch insider trading rules. Participant acknowledges and agrees that Participant is responsible for ensuring his or her own compliance with these rules.

Summary of Dutch Prohibition Against Insider Trading

Dutch securities laws prohibit insider trading. The regulations are based upon the European Market Abuse Directive and are stated in section 5:56 of the Dutch Financial Supervision Act (Wet op het financieel toezicht or Wft) and in section 2 of the Market Abuse Decree (Besluit marktmisbruik Wft). For further information, see the website of the Authority for the Financial Markets (AFM); http://www.afm.nl/~/media/Files/brochures/2012/insider-dealing.ashx.

SPAIN

Terms and Conditions

Nature of Grant.

By accepting this grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs under the Plan to Employees, Consultants and Directors throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary or other affiliate of the Company, other than to the extent set forth in this Agreement.  Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock acquired at settlement of the RSUs are not part of any employment or service agreement (either with the Company or any Subsidiary or other affiliate of the Company, including the entity for which the Participant renders services), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever.  In addition, the Participant understands that this grant of RSUs would not be made but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of or right to the RSUs shall be null and void.

Further, the Participant understands that the Participant will not be entitled to continue vesting in any RSUs once Participant experiences a Termination of Service.  This will be the case, for example, even in the event of a termination of the Participant’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjusted or recognized to be without cause, individual or collective dismissal or objective grounds, whether adjudged or recognized to be without cause, material modification of the terms of employment or service under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Company or, if different, the Subsidiary or other affiliate of the Company for which the Participant renders services and under Article 10.3 of the Royal Decree 1382/1985.  The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in Sections 2.5 and 2.6 of the Award Agreement and Article I of this Exhibit D.

Special Tax Consequences. In relation to Participants resident for tax purposes in Spain:

(a)The Participant agrees that the Participant is liable to, and undertakes to indemnify and keep indemnified the Company, any Subsidiary and her employing company (the “Employer”), from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes and social security contributions) that is attributable to (1) the grant, vesting or settlement of, or any benefit derived by the Participant from, the RSUs, (2) the Participant’s acquisition of Shares upon vesting of the RSUs, or (3) the disposal of any Shares. The Participant hereby covenants to pay all such Tax Liabilities as and when requested by the Company, a Subsidiary, the Employer or by the relevant Spanish tax authorities (or any other authority empowered to impose or collect taxes).

(b)Without prejudice to the provisions set forth under Exhibit A, the RSUs cannot be settled until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the RSUs and/or the Participant’s acquisition of the Shares, imposed on the Company, any Subsidiary or the Employer, as the case may be. The Company shall not be required to issue, allot or transfer Shares until the Participant satisfies this obligation. The Company, any Subsidiary or the Employer shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Employer, an amount sufficient to satisfy any Tax Liability required by law to be withheld, including, without limitation, the authority to deduct such amounts from other compensation payable to the Participant by the Employer.

(c)The Participant understands that she may suffer adverse tax consequences as a result of the RSUs. Neither the Company nor any Subsidiary nor the Employer makes any representation or undertaking regarding the treatment of any tax withholding in connection with the granting, vesting or payment of the RSUs.  The Company and its Subsidiaries do not commit and are under no obligation to structure the Plan to reduce or eliminate a Participant’s tax liability. The Participant represents that they have had the opportunity to consult with any tax consultants they deem advisable in connection with the Plan and that they are not relying on the Company or the Employer for any tax advice. The Participant is relying solely on such advisors and not on any statements or representations of the Company, any Subsidiary, the Employer or any of their agents.

Notifications

Securities Law Information.  No “offer to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSUs.  The Plan, this Agreement, and any other documents evidencing this grant of RSUs have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information.  The Participant must declare the acquisition of shares of Common Stock to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism.  The Participant must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Dirección General de Comercio Internacional e Inversiones (“DGCII”) each January while the shares of Common Stock are owned. If Participant acquires the shares of Common Stock through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCII for Participant; otherwise, Participant will be required make the declaration by filing the appropriate form with the DGCII.  Generally, the declaration must be made in January for shares of Common Stock acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares of Common Stock acquired or sold exceeds €1,502,530 (or Participant is a member of the governing body of the Company, holds 10% or more of the shares capital of the Company or such other amount that would entitle Participant to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable.  In addition, if Participant wishes to import the share certificates into Spain, Participant must declare the importation of such securities to the DGCII.

When receiving foreign currency payments derived from the ownership of shares of Common Stock (e.g., dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Upon prior request, Participant will need to provide the institution with the following information; Participant’s name; address; and fiscal identification number; the name and corporate domicile of the Company; the amount of payment; the currency used; the country of origin; the reasons for the payment; and required information.

In addition, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., shares of Common Stock) and any transactions with non-Spanish residents (including any payments of cash or shares of Common Stock made to the Participant by the Company or any U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1 million but are below €100 million. Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, the Participant may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available.

The Participant should consult his or her personal advisor in relation to applicable exchange control information obligations from time to time. The Company does not assume any responsibility therefor.

Foreign Asset/Account Reporting Information.  To the extent the Participant holds shares of Common Stock and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 of each calendar year, the Participant will be required to report information on such assets on tax form 720 (tax form to report the ownership of certain assets located overseas) for such year.  After such shares of Common Stock and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000. The Participant should consult his or her personal advisor in this regard and in relation to the tax implications derived from the award, holding or disposal of RSUs and shares of Common Stock (including, as the case may be, the potential applicability of Net Wealth Tax (Impuesto sobre el Patrimonio)), and from the tax implications that may arise, as the case may be, as a consequence of a Participant’s potential relocation to any other jurisdiction. The Company does not assume any responsibility therefor.

UNITED KINGDOM

Definitions

The definition of “Termination of Services” shall be replaced in its entirety by the following definition:

“Termination of Services” shall mean Participant’s Termination of Employment.

The definition of “Termination of Employment” shall be replaced in its entirety by the following definition:

“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

Participants

The Restricted Stock Unit Award Agreement as amended pursuant to this Exhibit D forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any subsidiary of the

Company are eligible to be granted RSUs or be issued Shares under the Restricted Stock Unit Award Agreement. Other service providers (including Consultants or non-employee Directors) who are not employees are not eligible to receive RSUs under the Restricted Stock Unit Award Agreement in the United Kingdom. Accordingly, all references in the Restricted Stock Unit Award Agreement to the Participant’s service or termination of service shall be interpreted as references to the Participant’s employment or Termination of Employment.

The following provision replaces Section 3.11 of the Restricted Stock Unit Award Agreement in its entirety:

3.11Not a Contract of Employment. Nothing in this Restricted Stock Unit Award Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its Subsidiaries and the grant of an RSU does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any Subsidiary.

Terms and Conditions

Special Tax Consequences. In relation to United Kingdom based Participants only:

(d)You agree to indemnify and keep indemnified the Company, any Subsidiary and your employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or settlement of, or any benefit derived by you from, the RSUs, (2) your acquisition of Shares upon vesting of the RSUs, or (3) the disposal of any Shares.

(e)the RSUs cannot be settled until you have made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the RSUs and/or your acquisition of the Shares. The Company shall not be required to issue, allot or transfer Shares until the you have satisfied this obligation.

(f)at the discretion of the Company, the RSUs cannot be settled until you have entered into an election with the Company (or your employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the RSUs, or the acquisition of Shares on the settlement of the RSUs, is transferred to and met by you.

Tax and National Insurance Contributions Acknowledgment. You agree that if you do not pay or your employer (the “Employer”) or the Company does not withhold from you, the full amount of all taxes applicable to the taxable income resulting from the grant of the RSUs, the vesting of the RSUs, or the issuance of Shares (the “Tax-Related Items”) that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) by 90 days after the end of the tax year in which the Taxable Event occurred, then the amount that should have been withheld shall constitute a loan owed by you to your employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company and/or the employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any Shares to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 2.6 of the Restricted Stock Unit Award Agreement.

References to “withholding tax” in Sections 2.7 and 3.15 of the Restricted Stock Unit Award Agreement shall include social security contributions including primary and secondary class 1 national insurance contributions.